Exhibit 99.1

Energous Corporation Reports Second Quarter 2019 Financial Results

SAN JOSE, Calif. – Aug. 8, 2019 – Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary Wireless Charging 2.0 technology, today announced financial results for the second quarter ended June 30, 2019 and provided an update on its operational progress.

Recent Highlights

•

The Oasis-RC PSAP from Energous customer, Delight, became available on Amazon for U.S. customers on Aug. 6, marking what the Company believes to be the first and only RF-charged product available on Amazon to U.S. consumers

•

Energous partner, NewSound, announced that it will launch a next-generation WattUp-enabled hearing aid at the 64th Annual EUHA 2019 International Congress of Acousticians Conference October 16-18, 2019

•	The Company announced the availability of a developer kit for hearing aid and PSAP manufacturers

•	Energous obtained FCC certification of its GaN-based WattUp Near Field wireless charging transmitter

•	Energous obtained EU certification of GaN-based WattUp Near Field wireless charging transmitter

“With Delight’s Oasis-RC now available on Amazon, and NewSound’s announced hearing aid, we have begun to build product launch and revenue momentum that we believe will accelerate up to and throughout 2020,” said Stephen R. Rizzone, president and CEO of Energous Corporation. “The benefits of our go-to-market strategy and our partnership with Dialog are really starting to come into focus as the Company continues to ramp revenues while lowering operating expenses which extends our cash and narrows the gap to sustainable profitability.”

Unaudited 2019 Second Quarter Financial Results

For the second quarter ended June 30, 2019, Energous recorded:

•	Revenue of $47,500

•	Operating expenses of approximately $10.0 million (GAAP), comprised of $5.5 million in research and development, and $4.5 million in selling, general and administrative expenses

•	Net loss of $9.8 million, or $0.32 per basic and diluted share

•	Adjusted EBITDA (a non-GAAP financial measure) loss of $6.9 million

•	$29.2 million in cash and cash equivalents at the end of the second quarter, with no debt

Second Quarter 2019 Conference Call

Energous will host a conference call to discuss its financial results, recent progress and prospects for the future.

When: Thursday, Aug. 08, 2019

Time: 1:30 p.m. PT (4:30 p.m. ET)

Phone: 888-317-6003 (domestic); 412-317-6061 (international)

Passcode: 5363496

Telephonic replay: Accessible through Sept. 08, 2019 877-344-7529 (domestic); 412-317-0088 (international); passcode 10133758

Webcast: Accessible at Energous.com; archive available for approximately one year

About Energous Corporation

Energous Corporation (NASDAQ: WATT) is leading the next generation of wireless charging—Wireless Charging 2.0—with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging over-the-air. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail and automotive industries, and it ensures interoperability across products. As a systems solutions company, Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas and software for a wide variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and it has more than 215 awarded patents/allowed applications for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about FCC certification of our technology, regulatory approvals internationally, and customer releases of products utilizing our technology. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

— Financial Tables Follow –

Energous Corporation

BALANCE SHEETS

(Unaudited)

	As of
	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$29,208,245	$20,106,485
Accounts receivable	47,500	44,550
Prepaid expenses and other current assets	486,360	637,708
Operating lease right-of-use assets	121,216	—

Total current assets	29,863,321	20,788,743

Property and equipment, net	914,964	1,219,016
Other assets	2,410	2,410

Total assets	$30,780,695	$22,010,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,327,261	$1,861,385
Accrued expenses	2,111,116	1,778,349
Operating lease liabilities	127,540	—

Total current liabilities	3,565,917	3,639,734

Stockholders’ equity:
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized at June 30, 2019 and December 31, 2018; no shares issued or outstanding.	—	—
Common Stock, $0.00001 par value, 50,000,000 shares authorized at June 30, 2019 and December 31, 2018; 30,603,534 and 26,526,303 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	306	265
Additional paid-in capital	272,779,507	243,111,741
Accumulated deficit	(245,565,035)	(224,741,571)

Total stockholders’ equity	27,214,778	18,370,435

Total liabilities and stockholders’ equity	$30,780,695	$22,010,169

Energous Corporation

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$47,500	$205,773	$114,000	$230,773
Operating expenses:
Research and development	5,515,017	7,639,974	12,315,695	16,361,526
Sales and marketing	1,143,910	1,602,137	2,743,362	3,074,533
General and administrative	3,335,229	3,268,028	6,097,140	6,548,243

Total operating expenses	9,994,156	12,510,139	21,156,197	25,984,302

Loss from operations	(9,946,656)	(12,304,366)	(21,042,197)	(25,753,529)
Other income:
Interest income	142,660	5,995	218,733	11,701

Total	142,660	5,995	218,733	11,701

Net loss	$(9,803,996)	$(12,298,371)	$(20,823,464)	$(25,741,828)

Basic and diluted net loss per common share	$(0.32)	$(0.48)	$(0.71)	$(1.03)

Weighted average shares outstanding, basic and diluted	30,445,438	25,479,861	29,199,225	25,042,529

Energous Corporation

Reconciliation of Non-GAAP Information

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net loss (GAAP)	$(9,803,996)	$(12,298,371)	$(20,823,464)	$(25,741,828)
Add (subtract) the following items:
Interest income	(142,660)	(5,995)	(218,733)	(11,701)
Depreciation and amortization	241,495	275,295	476,863	574,815
Stock-based compensation	2,797,933	4,342,880	5,969,325	8,952,088

Adjusted EBITDA (non-GAAP)	$(6,907,228)	$(7,686,191)	$(14,596,009)	$(16,226,626)

Contact

Energous Public Relations

PR@energous.com

(408) 963-0200

Investor Relations Contact

Bishop IR

Mike Bishop

(415) 894-9633

IR@energous.com

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